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                                                                      Exhibit 99


                           iDine Rewards Network Inc.
                            Indemnification Agreement


THIS AGREEMENT is made this day of May, 2002, between iDine Rewards Network Inc., a Delaware Corporation, (the "Company") and _________________ (the "Indemnitee"). This Agreement shall supercede any pre-existing indemnity agreement between the Company and Idemnitee.

Competent and experienced persons are becoming more reluctant to serve as directors and/or officers and on committees of corporations unless they are provided with adequate protection against claims and actions against them for their activities on behalf or at the request of such corporations, generally through insurance and/or indemnification.

Uncertainties in the interpretation of the statutes and regulations, laws, and public policies relating to indemnification of corporate directors and officers of such corporations are such as to make adequate, reliable assessment of the risks to which directors and officers of such corporations may be exposed difficult, particularly in light of the proliferation of lawsuits against directors, officers, and directories and/or officers serving as committee members generally.

The Board of Directors of the Company, based on its business experience, has concluded that the continuation of present trends in litigation against corporate directors and officers will inevitably make it more difficult for the Company to attract and retain directors and officers of the highest degree of competence committed to the active and effective direction and supervision of the business and affairs of the Company and its subsidiaries and affiliates and the operation of its and their businesses. In fact, the Board deems such consequence to be so detrimental to the best interests of the Company that it has concluded that the Company should act to provide its directors and officers with enhanced protection against inordinate risks attendant to their positions in order to assure that the most capable persons otherwise available will be attracted to, or will remain in, such positions. In such connection, such directors have further concluded that it is not only reasonable and prudent, but necessary, for the Company to obligate itself contractually to indemnify, to the fullest extent permitted by applicable law, financial responsibility for expenses and liabilities which might be incurred by such individuals in connection with claims lodged against them for their decisions and actions in such capacities.

Section 145 (a), et seq., of Title VIII of the Delaware Code, under which law the Company is organized provides, inter alia, that a corporation organized in the State of Delaware may indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as directors and/or officers of an affiliated corporation, and further provides that the corporation may purchase and maintain insurance on behalf of such person. There is no prohibition against such indemnity or acquiring and maintaining such insurance in the By-Laws or Articles of Incorporation of the Company.

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The Company desires to have the Indemnitee serve or continue to serve as a director and/or officer of the Company, and/or as a director, officer, employee, agent, committee member, trustee, and or fiduciary of such other corporations, joint ventures, employee benefit plans, trusts, and/or other enterprises ("Company Affiliate") or which he or she has been or is serving, or will serve on behalf of or at the request of or for the convenience of, or to represent the interests of the Company, free from undue concern for unpredictable, inappropriate, or unreasonable claims for damages by reason of his or her being, or having been a director and/or officer of the Company, and/or a director, officer, employee, trustee, agent, and/or fiduciary of a Company Affiliate, or by reason of his or her decisions or actions on their behalf.

The Indemnitee is willing to serve, or to continue to serve, or to take on additional service for the Company and/or Company Affiliate in such aforesaid capacities on the condition that he or she be indemnified as provided for herein.

Accordingly, in consideration of the promises and covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

         1.     Services to the Company: The Indemnitee shall serve or continue
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to serve as a director and/or officer of the Company (in the case of a Company
Officer at the will of the Company or under separate contract, if any such contract exists or shall hereafter exist), and/or as a director, and/or officer, or fiduciary or a Company Affiliate, faithfully and to the best of his or her ability so long as he or she is duly elected and qualified in accordance with the provisions of the By-Laws or other applicable constitutive documents thereof; provided, however that: (a) the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnitee has assumed apart from this Agreement); and (b) neither the Company nor the Company Affiliate will have any obligation under this Agreement to continue the Indemnitee in any such position.

         2.     Right to Indemnification. The Company shall, except to the
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extent prohibited by applicable law as then in effect, indemnify any Indemnitee who is or was involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, investigative, or otherwise (including, without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment or conclusion in its favor) ("Proceeding") by reason of the fact that such person is or was a director or officer of the Company, and/or is or was serving at the request of the Company as a director or officer, of any Company affiliate, against all expenses (including attorneys' fees, expert fees, and other associated costs of defense), judgments, fines, penalties, levies, assessments, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that except as provided in Para. 3.4, the foregoing shall not apply to a director or officer of the Company with respect to a Proceeding that was commenced by such director or officer. Such indemnification shall

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include the right to receive payment in advance of any expenses incurred by the
Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         3.     Advancement of Expenses; Procedures; Presumptions and Effect of
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Certain Proceedings; Remedies: In furtherance, but not in limitation, of the
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foregoing provisions, the following procedures, presumptions, and remedies shall apply with respect to advancement of expenses and the right to indemnification hereunder:

         3.1    Advancement of Expenses. All reasonable expenses incurred by or
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on behalf of the Indemnitee in connection with any Proceeding shall after initial approval in accordance with Para. 3.2, be advanced to the Indemnitee by the Company within 20 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses hereunder.

         3.2    Procurement for Determination of Entitlement to Indemnification.
                ---------------------------------------------------------------

         3.2.1 To obtain indemnification as herein provided, an Indemnitee shall submit to the President or the Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 calendar days after receipt by the Company of the written request for Indemnification together with the Supporting Documentation. The Secretary or President of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

         3.2.2 The Indemnitee's entitlement to indemnification hereunder shall (except as provided in Subpara. 3.2.3. below) be determined in one of the following ways (each of which shall give effect to the presumptions set forth in Para. 3.3): (a) by a majority vote of the Disinterested Directors (as hereinafter defined) if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (c) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Para. 3.3. In the event that this Subpara. 3.2.2 applies, stockholder approval will be deemed to have been received if the holders of a majority of the Company's total common and preferred stock outstanding vote in favor of such approval.

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         3.2.3  In the event of a Change in Control of the Company, the
Indemnitee entitlement to indemnification on the same terms as set forth herein.

         3.2.4 In the event of a Potential Change of Control (as hereinafter defined), the Company, upon written request by the Indemnitee, shall create a trust for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all expenses which at the time of each such request it is reasonably anticipated will be incurred in connection with a Proceeding for which the Indemnitee is entitled to rights of indemnification under Para. 2 hereof, and any and all judgments, fines, penalties, and settlement amounts of any and all Proceedings for which the Indemnitee is entitled to rights of indemnification under Para. 2 from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by a quorum of the Board or Directors or if such cannot be obtained, the Independent Counsel. The terms of the trust shall provide that upon a Change in Control: (a) The trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee; (b) the trustee shall advance, within two business days of a request by the Indemnitee, any and all expenses to the Indemnitee; (c) the trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (d) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee is entitled to indemnification pursuant to this Agreement or otherwise; and (e) all unexpended funds in such trust shall revert to the Company upon a final determination by such Independent Counsel that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be an institutional trustee with a highly regarded reputation chosen by the Indemnitee.

         3.3    Presumptions and Effect of Certain Proceedings. Except as
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otherwise expressly provided herein, the Indemnitee shall be presumed to be entitled to indemnification hereunder upon submission of a request for indemnification together with the Supporting Documentation in accordance with Subpara. 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Para. 3.2 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification, and the Indemnitee shall be entitled to such indemnification unless the Company establishes as provided in the final sentence of Para. 3.4.2. or by written opinion of Independent Counsel that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or
(b) such indemnification is prohibited by law. The termination of any Proceeding described in Para. 2, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act

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in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

         3.4    Remedies of Indemnitees.
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         3.4.1  In the event that a determination is made pursuant to Para. 3.2 that the Indemnitee is not entitled to indemnification hereunder: (a) The Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee's option, in (x) an appropriate court of the State of Delaware applying the substantive and procedural law of the State of Delaware, or (y) an arbitration to be conducted a mutually agreeable arbitrator conducted under the commercial arbitration rules of the American Arbitration Association applying the substantive law of the State of Delaware and the Federal Rules of Evidence in toto; (b) any such judicial proceeding or arbitration shall be de novo, and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Company shall have the burden of proving that indemnification is prohibited by applicable law. If any such determination is made, the Indemnitee shall be entitled, on five days' written notice to the Secretary of the Company, to receive the written report of the persons making such determination, which report shall include the reasons and factual findings, if any, upon which such determination was based.

         3.4.2 If a determination has been made, or is deemed to have been made, pursuant to Paras. 3.2 or 3.3, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless the Company establishes as provided in the final sentence of this paragraph that: (a) The Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. If either (x) advancement of expenses is not timely made pursuant to Para. 3.1, or (y) payment of indemnification is not made within five calendar days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paras. 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement or expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this Subpara. 3.4.2 ("Disqualifying Event"); provided however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

         3.4.3 The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Para. 3.4 that the proceedings and presumptions of this Para. 3 are not valid, binding, and enforceable, and shall stipulate in

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any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

         3.4.4 If the Indemnitee, pursuant to this Para. 3.4, seeks a judicial adjudication of, or an award in arbitration to enforce, his or her rights under, or to recover damages for breach of this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

         3.5    Definitions:  For purposes of this Para. 3:
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         "Disinterested Person" means a director of the Company who is not or was not a party to the Proceedings in respect of which indemnification is sought by the Indemnitee.

         "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) The Company or the Indemnitee in any matter material to either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the laws of the State of Delaware would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights hereunder.

         "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 5(f) of the
Schedule 14A of Regulation 14A (or in response to any similar item or similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provide however, that, without limitation, such a Change in Control shall be deemed to have occurred if: (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than two-thirds of the Board of Directors thereafter; (iii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such

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period) cease for any reason to constitute at least two-thirds of the Board of
Directors; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

         "Potential Change in Control" shall be deemed to have occurred if: (i) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) A person (including the Company) publicly announces a legitimate intention to take or to consider taking actions which if consummated would constitute a Change of Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding Voting Securities, increases his or her beneficial ownership of such securities by five percentage points or more over the percentage so owned by such person; or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

         4.     Other Rights to Indemnification. The indemnification and
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advancement of costs and expenses (including attorneys' fees, expert witness'
fees, and other disbursements) provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may now or in the future by entitled under any provision of applicable law, the Articles of Incorporation, or any By-Law of the Company or any other agreement, or any vote of directors or stockholders or otherwise, whether as to action in his or her official capacity or in another capacity while occupying any of the positions or having any of the relationships referred to in Para. 1 of the Agreement.

         5.     Duration of Agreement.
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         5.1    This Agreement shall be effective from and after the date
hereof, and shall continue until and terminate upon the later of: (i) The tenth anniversary after the Indemnitee has ceased to occupy any of the positions or have any of the relationships described Para. 1 of this Agreement; or (ii)(a) the final termination or resolution of all proceedings with respect to the Indemnitee commenced during such ten-year period, and (b) either (x) receipt by the Indemnitee of the Indemnification to which he or she is entitled hereunder with respect thereto, or (y) a final adjudication or binding arbitration that the Indemnitee is not entitled to any further indemnification with respect thereto, as the case may be.

         5.2 This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his or her heirs, devisees, executors, administrators, or other legal representatives.

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         6.     Severability. If any provision or provisions of this Agreement
                ------------
are held to be invalid, illegal, or unenforceable under any particular circumstances or for any reason whatsoever: (a) The validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) or the validity, legality, or enforceability under any other circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible consistent with applicable law, the provision of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be deemed revised and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal, or unenforceable).

         7.     Identical Counterparts: This Agreement may be executed in one or
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more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

         8.     Headings: The headings of the paragraphs of this Agreement are
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inserted for convenience and shall not be deemed to constitute part of this
Agreement or to affect the construction thereof.

         9.     Modification and Waiver. No supplement, modification, or
                -----------------------
amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any of the provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.    Notification and Defense of Claim. The Indemnitee agrees to
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notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee's rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company's right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

         11.    Notices. All notices, requests, demands, and other
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communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed; or (ii) mailed by certified or registered mail

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with postage prepaid, on the third business day after the date on which it is so mailed, in either case.

         (a) if to the Indemnitee, at the address indicated on the signature page thereof;

         (b)    if to the Company:

                           iDine Rewards Network Inc.
                           11900 Biscayne Boulevard
                           North Miami, FL 33181

                or to such address as may have been furnished to either party by the other party.

12.      Governing Law: The parties hereto agree that this Agreement shall be
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governed by, and construed and enforced in accordance with, the laws of State of
Delaware.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

iDINE REWARDS NETWORK INC.                       IDEMNITEE



By:
         _____________________                   ___________________________
                                                 Name:
                                                 Address:

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